Venable, Baetjer and Howard, LLP
                          Two Hopkins Plaza, Suite 1800
                         Baltimore, Maryland 21201-2978



                                             December 19, 1997


J. W. Seligman & Co., Incorporated
100 Park Avenue
New York, NY  10017

         Re:  SELIGMAN MUNICIPAL FUND SERIES, INC.
              ------------------------------------

Gentlemen:

         We have acted as special Maryland counsel for Seligman Municipal Fund Series, Inc., a Maryland corporation (the "Fund"). As described in the prospectus of the Fund, the Fund is an open-end, management investment company, commonly called a mutual fund, which offers separate series of shares, one of which is the Maryland Municipal Series (the "Maryland Series").

         You have advised us that the Maryland Series intends to qualify as a "regulated investment company" under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). We express no opinion as to whether the Maryland Fund qualifies as a regulated investment company under Part I of Subchapter M of the Code, and we have not been furnished with any IRS ruling letter or opinion of counsel as to the status of the Maryland Series as a regulated investment company.

         In rendering our opinion, we have assumed that the Maryland Series qualifies as a regulated investment company under Part I of Subchapter M of the Code and that dividends paid by the Maryland Series and designated as exempt-interest dividends as required by Section 852(b)(5) of the Code will qualify as interest excludable from a shareholder's gross income for federal income tax purposes under Section 103 of the Code. In addition, we have assumed that the obligations that are acquired by the Maryland Series have been or will be issued in strict compliance with all requirements of Maryland law and, where applicable, Federal law.

         Section 10-203 of the Tax-General Article of the Annotated Code of Maryland establishes the rule that an individual's Maryland adjusted gross income is the "individual's federal adjusted gross income" with certain modifications. For this purpose, the term "individual" is defined to generally include fiduciaries. Md. Code Ann., Tax-General Article ss. 10-101(e). Sections 10-301 and 10-304 of the Tax-General

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J. W. Seligman & Co., Incorporated
December 19, 1997
Page 2


Article of the Annotated Code of Maryland provide that a corporation's Maryland taxable income is its federal taxable income for the taxable year with certain modifications. Thus, exempt-interest dividends paid by the Maryland Series and excludable from federal adjusted gross income under sections 852 and 103(a) of the Code, are exempt from Maryland state and local income taxes absent a modification provision to the contrary.

         Exempt-interest dividends paid by the Maryland Series and attributable to Maryland obligations are not an addition to federal adjusted gross income and are, therefore, exempt from Maryland income taxation. SEE Income Tax Division Administrative Release No. 5 (October 1, 1995), Md. Tax Rep. P. 13-005 (CCH); SEE ALSO, Opinion of the Attorney General, Opinion No. 83-050, 68 Op. Att'y. Gen. 410 (1983) (income derived from interest on Maryland obligations owned by a mutual fund receives "pass-through" treatment and, as a result, is exempt from Maryland income taxation when received by a shareholder of the mutual fund). However, section 10-204(b) of the Tax-General Article provides that in computing Maryland adjusted gross income, there is added to Federal adjusted gross income "interest or dividends, less related expenses, attributable to an obligation or security of: (1) another state; or (2) a political subdivision or authority of another state." The same addition applies to corporations. Section 10-305(d)(1) of the Tax-General Article. Accordingly, interest on obligations of states other than Maryland is subject to Maryland income taxation, whereas interest on Maryland obligations is exempt from taxation.

         If included in federal adjusted gross income, interest or dividends attributable to an obligation of the United States or an obligation of an authority, commission, instrumentality, possession or territory of the United States is subtracted from federal adjusted gross income of a resident to determine Maryland adjusted gross income. Section 10-207(c) of the Tax-General Article. The same subtraction applies to corporations. Section 10-307(f) of the Tax-General Article. This subtraction applies to a distribution or dividend by a mutual fund of interest or dividends attributable to a United States government obligation. Section 10-207(c-1) of the Tax-General Article. SEE ALSO COMPTROLLER
V. FIRST UNITED BANK, 578 A.2d 192 (Md. 1990) (applying federal law). The same subtraction applies to corporations. Section 10-307(g)(4) of the Tax-General Article. Thus, interest or dividends from the Maryland Series attributable to an obligation of the United States or an obligation of an authority, commission, instrumentality, possession or territory of the United States will be exempt from Maryland state and local income taxes.

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J. W. Seligman & Co., Incorporated
December 19, 1997
Page 3


         Section 10-207(i) of the Tax-General Article provides that "profit realized from the sale or exchange of a bond issued by the State or a political subdivision of the State" is subtracted from federal adjusted gross income to determine Maryland adjusted gross income. The same subtraction applies to corporations. Section 10-307(g)(1) of the Tax-General Article. This subtraction applies to a distribution or dividend by a mutual fund attributable to profit realized from the sale or exchange of a bond issued by Maryland or a political subdivision of Maryland. Income Tax Division Administrative Release No. 5 (October 1, 1995) Md. Tax Rep. P. 13-005 (CCH). In DONESKI V. COMPTROLLER, 605 A.2d 649 (Md. Ct. Spec. App. 1991), CERT. DENIED, 610 A.2d 796 (Md. 1992), CERT.
DENIED, 506 U.S. 1054 (1993), the Maryland Court of Special Appeals held that the Maryland treatment of the gain from the sale of U.S. Government obligations must parallel the treatment of gain from the sale of similar Maryland obligations. For these purposes, a U.S. Government obligation does not include obligations issued by the District of Columbia, a territory or possession of the United States, or a department, agency, instrumentality, or political subdivision of the District, territory, or possession. 31 U.S.C. ss.3124(b). Thus, the portion of exempt interest dividends that represents gain from the sale or exchange of a bond issued by Maryland or a political subdivision of Maryland or the United States Government will be subtracted from federal adjusted gross income to determine a shareholder's Maryland taxable income.

         In COMPTROLLER V. FIRST UNITED BANK & TRUST, 578 A.2d 192 (Md. 1990), the Maryland Court of Appeals held that a repurchase agreement concerning United States obligations is in substance a loan from a mutual fund, secured by a pledge of the United States obligations. ID. at 201. The income realized on a repurchase agreement is therefore not earned on United States government obligations and will be subject to Maryland income tax.

         Gain realized by a shareholder from the sale or other disposition of his shares of the Maryland Fund is taxable for federal income tax purposes. Maryland provides no subtraction for such gains. Therefore, the gain realized upon the sale or other disposition of shares of the Maryland Fund is taxable for Maryland income tax purposes.

         Under section 265(a)(2) and (4) of the Code, interest on indebtedness incurred or continued to purchase or carry obligations distributing tax-exempt interest or shares of a "regulated investment company" paying exempt-interest dividends is not deductible for Federal income tax purposes. Maryland law does not provide a subtraction for interest on such indebtedness.

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J. W. Seligman & Co., Incorporated
December 19, 1997
Page 4


         Maryland presently imposes income tax on individuals on certain items of tax preference. Section 10-205(f) provides that 50% of the sum of certain tax preference items (as defined in Section 10-222) is added to the federal adjusted gross income of a resident to determine Maryland adjusted gross income. Tax preference items are generally defined to include items defined under Section 57 of the Internal Revenue Code, with certain modifications and exclusions, including interest attributable to obligations of the State of Maryland and a political subdivision or authority of the State.

         Based upon the foregoing, we are of the opinion that:

         1. Holders of the Maryland Series who are subject to Maryland state and local income tax will not be subject to tax in Maryland on Maryland Series dividends to the extent that such dividends qualify as exempt-interest dividends of a regulated investment company under Section 852(b)(5) of the Code, and which are attributable to interest on (i) tax-exempt obligations of the State of Maryland or its political subdivisions or authorities, (ii) interest on obligations of the United States or an authority, commission, instrumentality, possession or territory of the United States, or (iii) gain realized by the Maryland Series from the sale or exchange of bonds issued by Maryland, a political subdivision of Maryland or the United States Government (excluding obligations issued by the District of Columbia, a territory or possession of the United States or a department, agency, instrumentality or political subdivision of the District of Columbia, a territory or possession).

         2. To the extent that distributions of the Maryland Series are attributable to sources other than those described above, such as (i) interest on obligations issued by states other than Maryland or (ii) income from repurchase contracts, such distributions will not be exempt from Maryland state and local income taxes. In addition, gain realized by a shareholder upon a redemption or exchange of Maryland Series shares will be subject to Maryland taxation.

         3. Interest on indebtedness incurred (directly or indirectly) by a shareholder of the Maryland Series to purchase or carry shares of the Maryland Series will not be deductible for Maryland state and local income tax purposes to the extent such interest is allocable to exempt-interest dividends.

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J. W. Seligman & Co., Incorporated
December 19, 1997
Page 5


                  This letter is not to be construed as a prediction of a favorable tax treatment except as expressly stated herein, or as a guaranty of any tax result, or as a guaranty that a Maryland state taxing authority will not differ with our conclusions or raise other questions or issues upon audit, or as a guaranty that any such action may not be judicially sustained.

                  We have not examined any of the assets to be purchased and held by the Maryland Series, and express no opinion as to whether the interest on any such assets would in fact be tax exempt if directly received by a shareholder; nor have we made any review of the proceedings relating to the issuance of Maryland or non-Maryland obligations.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement and the prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                               Very truly yours,

                               /s/ VENABLE, BAETJER AND HOWARD, LLP
                               ------------------------------------------
                                   Venable, Baetjer and Howard, LLP